Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 11, 2016, relating to the consolidated financial statements of Ciner Resources LP and its subsidiary appearing in the Annual Report on Form 10-K of Ciner Resources LP for the year ended December 31, 2015 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
June 3, 2016